Exhibit 99.1
Summary of Fiscal 2010 Executive Cash Incentive Compensation Program

SkillSoft’s named executive officers for the fiscal year ended January 31, 2009 are eligible to receive cash incentive compensation in the form of quarterly and annual bonuses for the fiscal year ending January 31, 2010 (fiscal 2010). The bonus opportunities are based on SkillSoft’s performance with respect to quarterly and annual company performance metrics.  The quarterly performance metrics are adjusted EBITDA and revenue objectives.  Adjusted EBITDA is defined as net income, plus (in the case of expense items) or minus (in the case of income or gain items) depreciation and amortization, amortization of intangible assets and capitalized software development costs, stock-based compensation, restatement expenses, merger and integration related expenses, interest expense, interest income, other income/(expense), income/(loss) from discontinued operations, business realignment strategy feasibility expenses, and the provision or benefit from income taxes.  The annual performance metrics are adjusted EBITDA, revenue, bookings and strategic initiatives.  The total bonus for fiscal 2010 that can be earned by each executive is then subject to adjustment based upon SkillSoft’s diluted earnings per share for fiscal 2010.

The total quarterly target bonus for each executive is set forth in the table below.  50% of each executive’s quarterly target bonus is based on adjusted EBITDA and 50% is based on revenue.  The quarterly bonus payment that each executive may receive with respect to a particular performance metric (i.e., adjusted EBITDA or revenue) is between 50% and 150% of the portion of his quarterly target bonus allocated to that performance metric, with 50% paid if SkillSoft attains the level 1 target for that performance metric, 100% paid if SkillSoft attains the level 2 target, 150% paid if SkillSoft attains the level 3 target, and a pro-rated percentage paid based on attainment between these targets.   No quarterly bonus is paid with respect to a particular performance metric if SkillSoft does not attain at least the level 1 target for that metric.

The annual target bonus for each executive is also set forth in the table below.  50% of each executive’s annual target bonus is based on adjusted EBITDA, 20% is based on revenue, 20% is based on bookings and 10% is based on strategic initiatives.  The annual bonus payment that each executive may receive with respect to a particular performance metric is between 50% and 150% of the portion of his annual target bonus allocated to that performance metric, with 50% paid if SkillSoft attains the level 1 target for that performance metric, 100% paid if SkillSoft attains the level 2 target, 150% paid if SkillSoft attains the level 3 target, and a pro-rated percentage paid based on attainment between these targets.   No annual bonus is paid with respect to a particular performance metric if SkillSoft does not attain at least the level 1 target for that metric.

Each executive is also eligible to receive an additional payment, equal to 50% of the sum of the quarterly and annual bonuses earned by the executive for fiscal 2010 as described above, if the Company achieves a “stretch” diluted earnings per share target for fiscal 2010.

Name	Title	Total Quarterly Target Bonus Opportunity (1)	Annual Target Bonus Opportunity	Total Target Bonus Opportunity for Fiscal 2010
Chuck Moran	President and Chief Executive Officer	$368,150	$368,150	$736,300
Jerry Nine	Chief Operating Officer	$183,700	$183,700	$367,400
Tom McDonald	Executive Vice President & Chief Financial Officer	$154,550	$154,550	$309.100
Mark Townsend	Executive Vice President, Technology	$105,450	$105,450	$210,900
Colm Darcy	Executive Vice President, Content Development	$105,450	$105,450	$210,900

   (1) Consists of the aggregate target bonus for all four quarters of the fiscal year ending January 31, 2010.  This target amount is allocated equally among the four quarters.

The quarterly and annual targets for each performance metric were established based on SkillSoft’s operating plan for fiscal 2010.  The fiscal 2010 diluted earnings per share target that can result in an additional bonus payment has been set above the high end of SkillSoft’s publicly forecasted range. The strategic objectives were established in a general sense by the SkillSoft board of directors early in the fiscal year, and evolve based on developments during the year; the company’s performance with respect to its strategic objectives is determined based upon a subjective evaluation by the compensation committee after the completion of the fiscal year.  SkillSoft does not publicly disclose its bookings or bookings targets, and considers them to be confidential information that could be used by others in a manner that causes SkillSoft competitive harm.  Actual operating results are adjusted for purposes of the incentive compensation program based on foreign exchange rates in effect at January 31, 2009 (which were the rates used in the board-approved fiscal 2010 operating plan) and may be adjusted based upon unusual events or transactions.